Exhibit 10.75

AMENDMENT NUMBER 3 TO THE

METROPOLITAN LIFE

AUXILIARY SAVINGS AND INVESTMENT PLAN

(Amended and Restated, Effective January 1, 2008)

The METROPOLITAN LIFE AUXILIARY SAVINGS AND INVESTMENT PLAN (the “Plan”) is hereby amended, effective as of the dates set forth below, as follows:

1. Article 1 of the Plan is hereby amended, effective January 1, 2013, by restating the first sentence thereof in its entirety to read as follows:

“The purpose of this Plan is to provide Company Contributions on behalf of employees and their Beneficiaries whose Company matching contributions under the Savings and Investment Plan for Employees of Metropolitan Life and Participating Affiliates (‘Savings and Investment Plan’) are reduced or eliminated solely because of the application of the limitations of (i) Section 415(c) of the Internal Revenue Code of 1986, as amended (the ‘Code’), (ii) Section 401(a)(17) of the Code, or (iii) Section 1.415(c)-2(c) of the Income Tax Regulations.”

2. Article 3 of the Plan is hereby amended, effective January 1, 2013, by restating it in its entirety to read as follows:

“Participation. Each Participant in the Savings and Investment Plan who has elected to make before-tax salary deferral contributions, after-tax contributions or Roth 401(k) contributions to the Savings and Investment Plan with respect to one or more payroll periods during the Plan Year and whose Company matching contributions under the Savings and Investment Plan during any payroll period for which such before-tax salary deferral contributions, after-tax contributions or Roth 401(k) contributions election is in effect are reduced or eliminated because of the application of the limitations of (i) Section 415 of the Code, (ii) Section 401(a)(17) of the Code, or (iii) Section 1.415(c)-2(c) of the Income Tax Regulations, shall be a Participant under this Plan.”

3. Section 4.1(a) of the Plan is hereby amended, effective January 1, 2013, by restating it in its entirety to read as follows:

“In General. Except as provided in subsection (b), for each Plan Year, the Company shall contribute to this Plan, on behalf of each Participant, the amount of Company Contributions equal to the amount of Company matching contributions that would have been made to the Savings and Investment Plan had the limitations of Sections 415 and 401(a)(17) of the Code and Section 1.415(c)-2(c) of the Income Tax Regulations not applied to the Participant’s account under the Savings and Investment Plan.”

4. Article 7 of the Plan is hereby amended, effective January 1, 2012, by restating the first sentence thereof in its entirety to read as follows:

“The Company shall have the ability to withhold any tax amounts (whether income, employment, estate or other tax) it determines, in its discretion, is due and owing from the Participant to the Company, whether the tax obligation arose on account of the benefit under this Plan or arose due to other wages payable by the Company to the Participant. If, however, tax is determined, in the discretion of the Company and in accordance with any process the Plan Administrator approves for the determination and collection of taxes, to be due and owing from the Participant, at a time other than when amounts are due to be paid from this Plan, then the Company will have the discretion to reduce the accrued benefit or account balance of the Participant in this Plan by the amount of any tax that it determines is due and owing.”

IN WITNESS WHEREOF, the Company has caused this amendment to be executed in its name and behalf this 19th day of December, 2012, by its officer thereunto duly authorized.

METROPOLITAN LIFE INSURANCE COMPANY

/s/ Andrew Bernstein

ATTEST:	/s/ Danielle Hodorowski

2